Exhibit 99.5

CONSENT OF OLIVER ST CLAIR FRANKLIN OBE

JIN MEDICAL INTERNATIONAL LTD. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: September 14, 2021

/s/ Oliver St Clair Franklin OBE
Oliver St Clair Franklin OBE